EXHIBIT 99.5

Power of Attorney

This Power of Attorney authorises the officers set forth below, any two of them jointly, for and on behalf of Nordea Bank Finland Plc to execute and deliver any document concerning Nordea Bank Finland Plc’s relations to

•	TORM A/S
•	any affiliate or subsidiary (whether directly or indirectly controlled or owned) of TORM A/S including (but not limited to) a standstill agreement, a restructuring agreement and certain other agreements supporting the restructuring of TORM A/S and any subsidiaries, derivatives transaction agreements, security and collateral agreements and loan and financing agreements (including any amendment, novation, termination or variation thereto and notices thereunder):

Jesper Stahl, Henrik Parlo Smidt, Jens Hestbech, Amer Demo and Jakob Witold Korcyl.

This power of attorney is valid until 31 December 2012.

Helsinki, 8 June 2012

NORDEA BANK FINLAND PLC

/s/ Heli Kumpulainen	/s/ Mikko Aulas
Heli Kumpulainen	Mikko Aulas
Legal Counsel	Senior Legal Counsel